Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-1

(Form Type)

SunCar Technology Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(3)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A Ordinary Share, par value $0.0001 per share, (2)	457(o)	-	-	$30,000,000.00	0.0001476	$4,428.00

	Equity	Placement Agent Warrants, each to purchase one Class A Ordinary Share (2)(3)	457(g)	-	-	-	-	-

	Equity	Common Warrants, each to purchase one Class A Ordinary Share (2)(4)	457(i)	-	-	-	-	-

	Equity	Class A Ordinary Shares issuable upon exercise of Placement Agent Warrants (2)	457(o);457(g)	-	-	$375,000.00	0.0001476	$55.35
	Equity	Class A Ordinary Shares issuable upon exercise of Common Warrants (2)	457(o); 457(i)	-	-	$56,250,000.00	0.0001476	$8,302.50
		Total Offering Amounts				$86,625,000.00		$12,785.85
		Total Fees Previously Paid						$13,339.35
		Total Fee Offsets						-
		Net Fee Due						$0

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, the securities registered hereby also include an indeterminate number of additional securities as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.

(3)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(4)	No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.